Exhibit 16


                              Wolf & Company, P.C.
                                 99 High Street
                                Boston, MA 02110


                                February 16, 2007



United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re: GreenMan Technologies, Inc.

Commissioners:


      We have read GreenMan Technologies, Inc.'s statements included in Item
4.01 of the Current Report on Form 8-K/A, dated February 12, 2007 and filed on February 16, 2007, and are in agreement with the statements concerning our firm contained in the first two paragraphs thereof and in the first sentence of the third paragraph thereof. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Wolf & Company, P.C.

Wolf & Company, P.C.